Exhibit 3.140

OPERATING AGREEMENT
OF
SMBISS B, LLC

This Operating Agreement (the “Agreement”) of SMBISS B, LLC, a Tennessee limited liability company (the “Company”), is entered into by and between SymbionARC Management Services, Inc., a Tennessee company (the “Member”) and the Company, effective as of July 21, 2005.

WHEREAS, the Member desires to form the Company as a limited liability company in accordance with the Tennessee Limited Liability Company Act (as amended, the “Act”);

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.           Organization. On July 20, 2005, the Company was formed as a Tennessee limited liability company by the filing of Articles of Organization in the office of the Secretary of State of Tennessee (the “Articles”).

Section 2.           Registered Office; Registered Agent. The registered office of the Company in the State of Tennessee will be the initial registered office designated in the Articles or such other office (which need not be a place of business of the Company) as the Member may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Tennessee will be the initial registered agent designated in the Articles or such other person as the Member may designate from time to time in the manner provided by law. The principal office of the Company will be at such location as the Member may designate from time to time, which need not be in the State of Tennessee.

Section 3            Powers. The Company will have all powers permitted to be exercised by a limited liability company organized in the State of Tennessee.

Section 4.           Term. The Company commenced on the date the Articles were filed with the Secretary of State of Tennessee, and will continue in existence until terminated pursuant to this Agreement.

Section 5.           Fiscal Year. The fiscal year of the Company for financial statement and federal income tax purposes will end on December 31 unless otherwise determined by the Member.

Section 6.           Member. The Member owns 100% of the limited liability company interests in the Company.

Section 7.           Address. The address of the Member is set forth below:

c/o SymbionARC Management Services, Inc.
40 Burton Hills Boulevard
Suite 500
Nashville, TN 37215

Section 8.           New Members. No person may be admitted as a member of the Company without the approval of the Member.

Section 9.           Liability to Third Parties. The Member will not have any personal liability for any obligations or liabilities of the Company, whether such liabilities arise in contract, tort or otherwise.

Section 10.         Capital Contributions. On or before the date hereof, the Member has made a capital contribution in cash to the Company in the amount of $100.00. The Member will not be required to make any additional capital contributions to the Company except as may otherwise be agreed to by the Member.

Section 11.         Capital Accounts. A capital account will be maintained for the Member in accordance with the Treasury Regulations promulgated under Section 704(b) of the Internal Revenue Code of 1986, as amended, and will consist of the sum of the contributions of the Member to the capital of the Company, plus its share of the profits of the Company, less its share of any losses of the Company, and less any distributions to or withdrawals made by or attributed to it from the Company.

Section 12.         Distributions. Distributions will be made by the Company to the Member at such times as may be determined by the Member.

Section 13.         Management. The power and authority to manage, direct and control the Company will be vested solely in the Member.

Section 14.         Managers. The Member may, from time to time, designate one or more individuals to be managers of the Company, with such titles as the Member may assign to such individuals. The initial managers of the Company will be a Chief Manager and a Secretary, as more specifically provided below. Managers so designated will have such authority and perform such duties as the Member may from time to time delegate to them. Any manager may resign as such at any time by providing written notice to the Company. Any manager may be removed as such, either with or without cause, by the Member, in its sole discretion. Any vacancy occurring in any manager position of the Company may be filled by the Member. The managers of the Company, if and when designated by the Member, will have the authority, acting individually, to bind the Company.

Section 15.         Chief Manager. The Chief Manager will, subject to the control of the Member, have general supervision, direction and control of the business and affairs of the Company. Subject to the control of the Member, the Chief Manager will have the general powers and duties of management usually vested in the office of president and chief executive officer of corporations, and will have such other powers and duties as may be prescribed by the Member.

Section 16.         Secretary. The Secretary will, subject to the control of the Member, prepare and keep the minutes of the proceedings of the Company in books provided for that purpose, see that all notices are duly given in accordance with the provisions of the Act, be custodian of the Company records, and will have the general powers and duties usually vested in the office of secretary of corporations, and will have such other powers and duties as may be prescribed by the Member.

Section 17.         Indemnification. The Company shall indemnify any individual who is or was a party or is or was threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a manager of the Company against expenses (including reasonable attorneys’ fees and expenses), judgments, fines and amounts paid in settlement actually and reasonably incurred by such individual in connection with such action, suit or proceeding, to the full extent permitted by applicable law. The right to indemnification conferred in this Section 17 includes the right of such individual to be paid by the Company the expenses incurred in defending any such action in advance of its final disposition (an “Advancement of Expenses”); provided, however, that the Company will only make an Advancement of Expenses upon delivery to the Company of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it is ultimately determined that such indemnitee is not entitled to be indemnified under this Section 17 or otherwise.

Section 18.         Tax Matters Partner. The Member will be the “tax matters partner” of the Company pursuant to Section 6231(a)(7) of the Internal Revenue Code of 1986, as amended.

Section 19.         Dissolution. The Company will dissolve and its affairs will be wound up as may be determined by the Member, or upon the earlier occurrence of any other event causing dissolution of the Company under the Act. In such event, the Member will proceed diligently to wind up the affairs of the Company and make final distributions, and will cause the existence of the Company to be terminated.

Section 20.         Amendment or Modification. This Agreement may be amended or modified from time to time only by a written instrument that is executed by the Member.

Section 21.         Binding Effect. This Agreement will be binding on and inure to the benefit of the Member and its successors and assigns.

Section 22.         Governing Law. This Agreement is governed by and will be construed in accordance with the law of the State of Tennessee without regard to the conflicts of law principles thereof.

IN WITNESS THEREOF, the parties hereto have executed this Agreement effective as of the date set forth above.

COMPANY:

SMBISS B, LLC

By:	/s/ Kenneth C. Mitchell
Name:	Kenneth C. Mitchell
Its:	Vice President

MEMBER:

SYMBIONARC MANAGEMENT SERVICES,
INC.

By:	/s/ Kenneth C. Mitchell
Name:	Kenneth C. Mitchell
Its:	Vice President